THE READER'S DIGEST ASSOCIATION, INC.
            DEFERRED COMPENSATION PLAN FOR DIRECTORS
           (Amended and Restated as of March 13, 1998)

                            ARTICLE I

                             Purpose

           The purpose of the Deferred Compensation Plan for Directors (the "Plan") of The Reader's Digest Association, Inc. (the "Company") is to offer non-employee members of the Company's Board of Directors (the "Board"), the opportunity to defer receipt of cash payments made under the Company's Director
Compensation Program (the "Program") which they may become entitled to, under terms advantageous to both such Directors and the Company, for the periods provided in the Plan. The Plan was initially adopted effective September 7, 1990. The Board adopted the Plan, as amended and restated, effective March 13, 1998.


                           ARTICLE II

                          Definitions


           For purposes of this Plan, the following terms shall have the following meanings:

           2.1   "Account"  shall have the meaning  specified  in
Section 4.1.

           2.2 "Award" shall mean (a) prior to March 13, 1998, the annual retainer but not meeting fees for attendance at Board or Committee meetings to which a Participant may become entitled as a non-employee Director of the Company and (b) after March 13, 1998, the cash payments made under Sections 3(b), 4(b)(ii) and 5(b)(ii) of the Program to which a Participant may become entitled as a non-employee Director of the Company.

           2.3 "Beneficiary" shall mean the person or persons designated from time to time in a writing delivered to the Committee by a Participant to receive payments under this Plan after the death of such Participant or, in the absence of any such designation or in the event that such designated person or persons shall predecease such Participant, the Participant's estate or legal representative.

           2.4   "Committee" shall have the meaning specified  in
Section 6.1.

           2.5  "Deferred Amount" shall mean at any time the  sum
of   all  of  a  Participant's  Deferred  Compensation  plus  all
Increments credited as of such date to the Account of such Participant, as provided herein.

          2.6 "Deferred Compensation" shall mean that portion of each Award to which a Participant is entitled, the payment of which he has elected to defer under this Plan.

           2.7 "Designated Deferral Period" shall have the meaning specified in Section 3.1.

           2.8 "Designated Pay-Out Schedule" shall have the meaning specified in Section 3.1.

           2.9 "Designated Percentage" shall have the meaning specified in Section 3.1.

           2.10 "Election Date" shall have the meaning specified in Section 3.2.

           2.11  "Eligible Director" shall mean any  non-employee
Director of the Company. A non-employee Director is any person who is a member of the Board and who is not a full-time employee of the Company or any of its subsidiaries.

           2.12 "Increments" shall have the meaning specified  in
Section 4.2.

           2.13 "Measuring Year" shall have the meaning specified in Section 3.2.

           2.14 "Participant" shall mean any Eligible Director on any date which is an Election Date for any Award which, if thereafter made or earned, will be made or earned in respect of the calendar year following the calendar year in which the Election Date occurs or such other period as the Committee may designate.

           2.15 "Plan Interest Rate" shall have the meaning specified in Section 4.3.

                          ARTICLE III

                       Deferral of Awards

           3.1 Election. Each Participant may elect to have the payment of a Designated Percentage of each Award for which he is eligible deferred pursuant to this Plan for a Designated Deferral Period with a Designated Pay-Out Schedule. A "Designated Percentage" shall mean the percentage of 50%, 75% or 100% selected by the Participant for a particular Award. A "Designated Deferral Period" shall mean one of the following periods following the date the Deferred Compensation would otherwise have been payable, as selected by the Participant for a particular Award: (i) until January 1 following the Participant's termination of services as a Director or (ii) until January 1 of the year following the expiration of a designated number of years following the Participant's termination of services as a Director as specified in the election form filed with the Committee, which year shall not exceed five years from the January 1 of the year following the date of termination. A "Designated Pay-Out Schedule" shall mean one of the following, as selected by the Participant for a particular Award: (i) a lump-sum pay-out in the January following the end of the Designated Deferral Period; or (ii) a pay-out in annual installments of from one to ten years in the January of each such year following the end of the Designated Deferral Period in accordance with the following method with respect to each Award:

               INSTALLMENT METHOD WITH RESPECT TO AN AWARD

                For  a  multi-year installment election
          where x is the number of years in the Designated Deferral Period:

                1st payment is 1/x times the Deferred Amount then credited to such Participant's Account with respect to such Award,

                2nd  payment  is  1/x-1 times  the  Deferred
          Amount then credited to such Participant's Account with respect to such Award,

                3rd  payment  is  1/x-2 times  the  Deferred
          Amount then credited to such Participant's Account with respect to such Award,

                And so on, decreasing the denominator of the
          fraction by one for each year until the final year for which the payment is the balance of the Deferred Amount then credited to such Participant's Account with respect to such Award;

A numerical example of a Pay-Out Schedule over five years is attached as Exhibit A. A separate election shall be made for each Award and shall be delivered to the Committee on or before the Election Date for such Award in accordance with Section 3.2.

           3.2 Deferral Election. An election under Section 3.1 shall be in writing on a form prescribed by the Committee delivered to the person designated by the Company on or before the Election Date. The "Election Date" for an Award shall be the December 31 prior to the calendar year of the Company in respect of which such Award is earned (the "Measuring Year") even if the Award would ordinarily be payable in the calendar year following the Measuring Year; provided, however, in the year in which this amended and restated Plan is adopted, an Eligible Director may elect, on or prior to March 31, 1998 (the "Election Date"), to defer the Award payable under Section 5(b)(ii) of the Program; provided further, however, that in the case of a person who has been advised that he will become an Eligible Director to assume office after January 1 of any year, such person may elect, on or prior to the last day of the month following his election as a Director (the "Election Date"), to defer the Award earned or made following such Election Date. Each written election shall specify which Designated Percentage of the Award covered by the election the Participant desires to have deferred and which Designated Deferral Period and Designated Pay-Out Schedule will apply. An election, once made, shall be irrevocable.


                           ARTICLE IV

                 Treatment of Deferred Amounts

           4.1 Memorandum Account. The Company shall establish on its books a memorandum account (the "Account") for each Participant who has Deferred Compensation under this Plan. Immediately following the date on which any Deferred Compensation would otherwise be payable to a Participant as part of an Award, the amount of such Deferred Compensation shall be credited to such Participant's Account.

           4.2 Increments. On the last day of each calendar quarter, interest shall be credited to each Participant's Account (an "Increment"), computed separately for each Account, on the balance (if any ) of such Account as of such date, exclusive of interest previously credited during such fiscal year, at the Plan Interest Rate. Interest shall be compounded annually as of each September 30.

           4.3 Plan Interest Rate. The "Plan Interest Rate" shall be designated by the Committee as of the last day of each calendar quarter. Such interest rates may be designated by the Committee on any reasonable basis and such designations made in good faith shall be final.

            4.4 Assets. No assets shall be segregated or earmarked in respect of any Deferred Amount and no Participant shall have any right to assign, transfer, pledge or hypothecate his interest, or any portion thereof, in his Account. The Plan and the crediting of Accounts hereunder shall not constitute a trust and shall be merely for the purpose of recording an unsecured contractual obligation.

           4.5 Reports. Until the entire Deferred Amount in an Account shall have been paid in full, the Company will furnish to each Participant a report, at least annually, setting forth transactions in such Account and the status of his Account.

                           ARTICLE V

                  Payment of Deferred Amounts

          5.1 Form of Payment. All payments of Deferred Amounts under this Plan shall be made in cash.

           5.2 Payment of Deferred Amount. The Deferred Amount credited to each Participant's Account with respect to any Award (including all Increments attributable to such Award) shall be payable to such Participant, in accordance with the Designated Pay-Out Schedule, commencing the January immediately following the end of the Designated Deferral Period elected with respect to such Award. If a Participant dies prior to payment of all or any portion of the Deferred Amount, the entire Deferred Amount credited to such Participant's Account shall (if not sooner payable) be payable to his Beneficiary in accordance with the Designated Pay-Out Schedule commencing the January immediately following the Participant's death; provided, however, that the Committee may, in its sole discretion, accelerate the payment of the entire Deferred Amount in a lump-sum in January of the year immediately following the date of such death.

           5.3 Acceleration of Payments. Notwithstanding any other provision of this Plan to the contrary, the Committee or the Company, in its sole discretion, is empowered to accelerate the payment of Deferred Amounts to a Participant or to all Participants, in the event of substantial hardship to a Participant arising out of mental or physical disability of the Participant or an immediate family member, death of an immediate family member or such other cause as the Committee or the Company shall in its sole discretion determine to constitute hardship. Neither the Company nor the Committee shall have any obligation to make any such acceleration for any such reason or any other reason.

                           ARTICLE VI

                         Administration

           6.1 Committee. The Plan shall be administered and interpreted by a committee appointed from time to time by the Board (the "Committee") and consisting of two or more Directors who are not Eligible Directors. The Committee shall have full authority to construe and interpret the terms and provisions of the Plan, to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan and to perform all acts, including the delegation of its administrative responsibilities as it shall, from time to time, deem advisable, and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

          6.2 Liability. No member of the Board, no employee of the Company and no member of the Committee (nor the Committee itself) shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving his bad faith, gross negligence or fraud, for anything done or omitted to be done by himself. The Company or the Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.


                          ARTICLE VII

                         Miscellaneous

           7.1 Amendment or Termination. Notwithstanding any other provision of this Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that any such amendment, suspension or termination may not, without the Participant's consent, adversely affect any Deferred Amount credited to him for any calendar year ended prior to the effective date of such amendment, suspension or termination. Notwithstanding the foregoing, upon any termination of this Plan, the Board may in its sole discretion accelerate the payment of all Deferred Amounts credited as of the date of termination of this Plan. The Plan shall remain in effect until terminated pursuant to this Section.

           7.2   Expenses.   The Company will bear  all  expenses
incurred in administering this Plan.

           7.3 Withholding. The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require prior to the payment of any amount hereunder, payment by the Participant of, Federal, state or local taxes, if any, required by law to be withheld.

            7.4 No Obligation. Neither this Plan nor any elections hereunder shall create any obligation on the Company to continue any existing Award plans or policies or to establish or continue any other programs, plans or policies of any kind.
Neither this Plan nor any election made pursuant to this Plan shall give any Participant any right with respect to continuance as a Director by the Company, nor shall there be a limitation in any way on the right of the Company to terminate the Director's service with the Board in accordance with the Company's Certificate of Incorporation and by-laws.

           7.5 No Assignment. Except by will or the laws of descent and distribution, no right or interest in any Account or Deferred Amount under this Plan shall be assignable or transferable, and no right or interest of any Participant in any Account hereunder or to any Deferred Amount shall be subject to any lien, obligation or liability of such Participant.

           7.6 Applicable Law. This Plan and the obligations of the Company hereunder shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may from time to time be required. The Board may make such changes in this Plan as may be necessary or desirable, in the opinion of the Board, to comply with the laws, rules and regulations of any governmental or regulatory authority, or to be eligible for tax benefits under the Internal Revenue Code of 1986, as amended, or any other laws or regulations of any Federal, state, local or foreign government.

           7.7 Governing Law. This Plan and actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

          7.8 Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. The titles to sections of this Plan are intended solely as a convenience and shall not be used as an aid in construction of any provisions thereof.

           7.9. Name. This Plan, as amended and restated, shall be known as "The Reader's Digest Association, Inc. Deferred
Compensation Plan for Directors".

                           EXHIBIT A


Example of Pay-Out Over Five Years

Balance 01/05/92                                        50,000.00
Payment - January, 1992                                -10,000.00
                                                        40,000.00

Increments to 01/05/93                                   3,600.00
  (assumes 9%)                                          43,600.00

Payment - January, 1993                                 10,900.00
                                                        32,700.00

Increments to 01/05/94                                   2,616.00
  (assumes 8%)                                          35,316.00

Payment - January, 1994                                 11,772.00
                                                        23,544.00

Increments to 01/05/95                                   2,236.68
  (assumes 9.5%)                                        25,780.68

Payment - January, 1995                                 12,890.34
                                                        12,890.34

Increments to 01/05/96                                   1,031.23
  (assumes 8%)                                          13,921.57

Payment - January, 1996                                 13,921.57